NEWS RELEASE
THE LACLEDE GROUP

720 Olive Street, St. Louis, MO 63101

CONTACT: Richard N. Hargraves

(314) 342-0652

FOR IMMEDIATE RELEASE

The Laclede Group Raises Quarterly Dividend;
Two New Directors Elected to its Board

ST. LOUIS, Jan. 27, 2005 — The Board of Directors of The Laclede Group, Inc. (NYSE: LG) at a meeting held today increased the quarterly dividend to 341/2 cents per share from 34 cents per share on its $1 Par Common Stock. The dividend will be payable April 1, 2005, to shareholders of record on March 11, 2005. In addition, the Board of Directors of Laclede Gas Company declared a quarterly dividend of 31.25 cents per share on Preferred Stock, Series B, and a quarterly dividend of 28.5 cents per share on Preferred Stock, Series C, payable March 31, 2005, to shareholders of record on March 11, 2005.

Earlier today, at the Annual Meeting of Shareholders, shareholders elected two new members to The Laclede Group Board of Directors: John P. Stupp, Jr., President of Stupp Bros., Inc., and President and Chief Executive Officer of Stupp Corporation; and Edward L. Glotzbach, President and Managing Partner of Technology Partners International, Inc. (TPI). Shareholders also re-elected W. Stephen Maritz, Chairman of the Board and Chief Executive Officer of Maritz, Inc., who has served on Laclede’s Board since 1999, to a new, three-year term.

Messrs. Stupp and Glotzbach replace Robert C. Jaudes, retired Chairman and CEO of Laclede Gas, and Robert P. Stupp, Chairman and Chief Executive Officer of Stupp Bros., Inc. Both retired today from the Board as required by the Company’s bylaws.

“We greatly appreciate the years of service and dedication Bob Jaudes and Bob Stupp provided to the Company,” said Douglas H. Yaeger, Chairman, President and Chief Executive Officer of The Laclede Group. “The Company is fortunate to have two well-qualified candidates to fill the vacancies created by the retirements of these long term Directors.”

John P. Stupp, Jr. holds a Bachelor of Science Degree in Business and Economics from Lehigh University. In addition to being President of Stupp Bros., Inc., he is a Director of Atrion Corporation (NASDAQ: ATRI) of Dallas. He has been active in civic affairs, currently serving as Secretary and Member of the Board of Trustees of St. Louis Children’s Hospital, a member of the Board of Trustees of BJC Health Care, and as a member of the Executive Committee of Fair Saint Louis.

Edward L. Glotzbach holds a degree in Mathematics from Washburn University in Topeka and a Masters of Science degree from the University of Southern California. Prior to joining TPI, he spent over 30 years in various positions at SBC Communications, ranging from Vice President-Chief Financial Officer of Southwestern Bell Telephone to Executive Vice President and Chief Information Officer of SBC Communications. Currently, he serves on the Board of Directors for Visual Networks, Inc. (NASDAQ: VNWK), a Maryland-based software firm, and the St. Louis Technology Entrepreneur Center. He is also Chairman of the Board of Trustees of Webster University.

Also at the annual meeting, shareholders ratified the Company’s appointment of Deloitte & Touche LLP as independent public accountants for fiscal year 2005.

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